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VICTOR TECHNOLOGIES GROUP, INC. ANNOUNCES
2012 THIRD QUARTER RESULTS

ST. LOUIS, MO - November 9, 2012 - Victor Technologies Group, Inc. (the "Company") today reported results for the three and nine months ended September 30, 2012 as follows:

($'s in thousands)
	Three Months Ended
	September 30, 2012	September 30, 2011	% Change
Net Sales	$121,111	$124,854	(3.0)%
Net Income	5,373	5,566	(3.5)%
Adjusted EBITDA	23,105	22,756	1.5%

	Nine Months Ended
	September 30, 2012	September 30, 2011	% Change
Net Sales	$380,239	$370,620	2.6%
Net Income	16,571	11,726	41.3%
Adjusted EBITDA	69,072	65,971	4.7%

Financial Review for the Three Months Ended September 30, 2012
Net sales in the third quarter of 2012 were $121.1 million, a decrease of 3.0% as compared to the third quarter of 2011, with a 3.1% decrease due to lower sales volumes and an additional 0.5% decrease attributable to foreign currency translation. These decreases are partially offset by a 0.6% increase in net sales associated with price increases. Stated in local currencies, net sales decreased 2.5%, with U.S. sales decreasing 1.3% and international sales decreasing 3.8%.

Gross margin as a percent of net sales increased 2.0% as compared to the same period in 2011. As compared to the prior year quarter, the Company recorded $0.6 million of lower expense in the current quarter under its use of the last-in first-out (“LIFO”) inventory method as lower inflation of manufacturing costs is expected in the current year. Additionally, a $1.2 million inventory charge related to restructuring activities was recorded in the third quarter of 2011 that did not repeat in the current quarter. These favorable impacts on the current quarter gross margin were partially offset by $0.9 million in severance costs in the current quarter. Excluding these items, gross margin as a percent of sales was 36.6% in the third quarter of 2012 compared to 35.3% in the third quarter of 2011. This remaining increase is due to the beneficial impact of manufacturing efficiencies arising from our total cost productivity (“TCP”) program to lower costs and improve efficiency.

Selling, general, and administrative (“S,G&A”) costs increased approximately $0.4 million over the comparable period of 2011. This increased dollar spend is primarily a result of planned increased headcount and headcount-related expenses primarily in the sales and marketing areas and one-time costs associated with the Company's name change, partially offset by a reduction in incentive compensation.

Restructuring charges in the third quarter of 2012 totaled $0.5 million, consisting of employee terminations benefits and employee and equipment relocation expenses, bringing the cumulative restructuring charges recorded by the Company in connection with exit activities at manufacturing sites in West Lebanon, New Hampshire and Pulau Indah, Selangor, Malaysia to $7.6 million. The Company ultimately expects to record aggregate pre-tax charges of approximately $8.3 million as a result of these restructuring activities with the remaining charges, and substantially all of the payments, for these exit activities expected to be made through the first half of 2013.

Interest expense, net, was $8.5 million in the third quarter of 2012 compared to $6.1 million in the third quarter of 2011. This increase is primarily a result of an additional $100 million of Senior Secured Notes due 2017 (the "Additional Notes") in the first quarter of 2012.

The effective tax rate for the third quarter of 2012 was 21.0%, which was lower than the federal statutory rate as U.S. operating income was offset with the release of valuation allowances. The effective tax rate in the third quarter of 2011 was 16.5%, which also was impacted by the release of valuation allowances to offset taxable U.S. operating income.

For the third quarter of 2012, net income was $5.4 million compared to $5.6 million in the third quarter of 2011. The lower net income for the third quarter of 2012 reflects a lower net sales base and higher S,G&A spending, as well as increased interest expense, as compared to the third quarter of 2011. The effect of these items on net income was partially offset by decreased manufacturing and restructuring charges as compared to the comparable period in the prior year.

Financial Review for the Nine Months Ended September 30, 2012
Net sales in the first nine months of 2012 were $380.2 million, an increase of 2.6% as compared to the first nine months of 2011, with 2.0% of the increase associated with price increases and an additional 0.7% increase due to higher sales volumes. These increases are partially offset by a 0.1% decrease in net sales attributable to foreign currency translation. Stated in local currencies, net sales increased 2.7%, with U.S. sales increasing 3.0% and international sales increasing 2.3%.

Gross margin as a percent of net sales increased 2.0% as compared to the same period in 2011. As compared to the prior year, the Company recorded $2.0 million of lower expense in the current year related to the LIFO inventory method as lower inflation of manufacturing costs is expected in the current year.  Additionally, a $1.2 million inventory charge related to restructuring activities was recorded in the third quarter of 2011 that did not repeat in the current year. Also in the first nine months of 2011, the Company expensed $3.3 million to cost of sales related to fair value purchase accounting adjustments for inventory. As compared to the prior year, these favorable impacts on the current year gross margin were partially offset by $0.9 million in severance costs in the current year. Excluding these items, gross margin as a percent of sales was 35.6% in the first nine months of 2012 compared to 35.1% in the first nine months of 2011. This remaining increase is primarily due to lower depreciation expense in 2012 as certain fixed assets became fully depreciated.

S,G&A costs in the first nine months of 2012 increased $1.7 million over the comparable period of 2011. This increased dollar spend is primarily a result of planned increased headcount and headcount-related expenses primarily in the sales and marketing areas and one-time costs associated with the Company's name change. These cost increases were partially offset by decreased incentive compensation.

Restructuring charges in the first nine months of 2012 totaled $2.2 million, consisting of employee terminations benefits and employee and equipment relocation expenses, bringing the cumulative restructuring charges recorded by the Company in connection with exit activities at manufacturing sites in West Lebanon, New Hampshire and Pulau Indah, Selangor, Malaysia to $7.6 million.

Interest expense, net, was $23.7 million in the first nine months of 2012 compared to $18.5 million in the first nine months of 2011. This increase reflects the effect of the issuance of the Additional Notes in March 2012, while the first half of 2011 partially included $176 million of Senior Subordinated Notes due 2014 that were redeemed on February 1, 2011.  The first nine months of 2012 also included a 45 basis point increase in the Company’s effective interest rate as compared to the first nine months of 2011.

The effective tax rate for the first nine months of 2012 was 27.3%, which was lower than the federal statutory rate as U.S. operating income was offset with the release of valuation allowances. The effective tax rate in the first nine months of 2011 was 35.6%. The Company’s projected 2012 income tax effective rate is expected to approximate 28.4%, which is slightly lower than the federal statutory rate primarily due to the release of valuation allowances, partially offset by foreign earnings which are currently taxable as “deemed dividends” in the U.S.  These deemed dividends are not offset by the foreign tax credits due to uncertainty of their utilization.

For the first nine months of 2012, net income was $16.6 million compared to $11.7 million in the first nine months of 2011.  The higher net income amount for the first nine months of 2012 reflects a higher net sales base combined with lower manufacturing costs as compared to the first nine months of 2011. The effect of these items on net income is partially offset by higher interest expense and higher S,G&A spending in the first nine months of 2012 as compared to the comparable period in the prior year.

Cash Flows and Liquidity
Cash flows from operating activities provided $28.3 million of cash in the first nine months of 2012 as compared to $3.2 million of cash provided in the comparable period of 2011. This increase in cash provided for the nine months of 2012 reflects decreased working capital needs, primarily a smaller increase in inventory, and an $8.7 million interest payment in February 2011 in conjunction with the defeasance on the Senior Subordinated Notes. There was no comparable payment in 2012.

The acquisition of Robotronic Oy on July 13, 2012 used cash of $3.5 million.

On March 6, 2012, the Company issued $100 million in Additional Notes at par plus accrued but unpaid interest since December 15, 2011. The Additional Notes mature on December 15, 2017.

The Company used the proceeds of the Additional Notes to pay a cash dividend of $93.5 million to the Company's parent company, which allowed it to redeem a portion of its outstanding Series A preferred stock, and to pay fees and expenses related to the offering, and a 2% consent payment to each bondholder of the original $260 million Senior Secured Notes due 2017, totaling $5.2 million, in connection with the solicitation of consents to amend the related indenture agreement.

As of September 30, 2012, combined cash and availability under the Company's Working Capital Facility was $91.1 million.

Adjusted EBITDA
In the third quarter of 2012, Adjusted EBITDA was $23.1 million, or 19.1% of net sales, compared to $22.8 million of Adjusted EBITDA, or 18.2% of net sales, in the third quarter of 2011.

In the first nine months of 2012, Adjusted EBITDA was $69.1 million, or 18.2% of net sales, compared to $66.0 million of Adjusted EBITDA, or 17.8% of net sales, in the first nine months of 2011.

Outlook for 2012
Martin Quinn, Victor Technologies' Chief Executive Officer, commented, “Considering the current global economic environment, we are pleased with our financial and operational results for the third quarter of 2012. Our third quarter sales fell slightly from a strong sales performance in the third quarter of 2011, however we achieved considerable margin expansion as our restructuring activities and productivity programs are taking hold and benefiting our results."

"Looking forward, economic conditions in international markets are expected to remain challenging, while customer demand in the US is expected to weaken. Despite these economic headwinds, we will continue our strategy to drive for market share gains and EBITDA margin improvement through the introduction of new products and the continued implementation of our total cost productivity program to lower costs and improve manufacturing efficiency throughout our operations,” Mr. Quinn added.

Use of Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA, and Adjusted Gross Margin, (our “Non-GAAP Measures”), as presented below, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity.

We define EBITDA as net income plus interest, net, income tax provision and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to eliminate the expense of certain other noteworthy events that we do not consider to relate to the operating performance of the period presented. These adjustments include other charges, including, but not limited to, LIFO adjustments, fair value purchase accounting adjustments to inventory, restructuring and other severance expenses, management fees paid to our sponsor, non-cash stock compensation expense, one-time expenses associated with the Company's name change, due diligence costs related to an acquisition, and a prior year inventory write-off in conjunction with restructuring activities. We define Adjusted Gross Margin as gross margin adjusted to eliminate the effect of certain non-cash items and the effects of certain other noteworthy items that we do not consider to relate to the operating performance of the period presented including, but not limited to, LIFO, severance expenses, fair value purchase accounting adjustments to inventory, and a prior year inventory write-off in conjunction with restructuring activities. Investors are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, investors should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation.

Our Non-GAAP Measures may not be comparable to similarly titled measures of other companies. However, we believe these measures are meaningful to our investors to enhance their understanding of our operating performance across reporting periods on a consistent basis, as well as our ability to comply with the financial covenants of our existing material debt agreements and service our indebtedness, after considering each of our identified adjustments during any given reporting period. Although EBITDA and Adjusted EBITDA are not necessarily measures of our ability to fund our cash needs, we understand that they are frequently used by securities analysts, investors and other interested parties as measures of financial performance and to compare our performance with the performance of other companies that report EBITDA and Adjusted EBITDA. We believe Adjusted EBITDA also facilitates readers' ability to compare current period results to other periods by isolating the income or expense of certain noteworthy events that we do not consider to relate to the operating performance of the period presented. Adjusted EBITDA is reflective of management measurements, which focus on operating spending levels and efficiencies; and focus less on non-cash and certain periodic noteworthy items. For these reasons, Adjusted EBITDA is a significant component of our annual incentive compensation program.

Our Non-GAAP Measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. Because of these limitations, our Non-GAAP Measures should not be considered as measures of discretionary cash available to use to invest in the growth of our business or as measures of cash that will be available to use to meet our obligations. Investors should compensate for these limitations by relying primarily on our GAAP results and using our Non-GAAP Measures for supplemental purposes only. We provide a presentation of net income as calculated under GAAP, which we believe is the most directly comparable GAAP measure, reconciled to our EBITDA and Adjusted EBITDA in the schedule below. We also provide reconciliations of gross margin as reported within the Condensed Consolidated Statements of Operations to Adjusted Gross Margin.

Conference Call
Victor Technologies will hold a teleconference on November 12, 2012 at 11:00 a.m. Eastern.

To participate via telephone, please dial:
U.S. and Canada: 1-888-780-9648
International: 1-210-234-0013
Conference ID: 7612669
Passcode: VICTOR

Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a transcript of the call will be posted to the Victor Technologies website at www.victortechnologies.com within 24 hours following the call.

About Victor Technologies
Headquartered in St. Louis, Missouri, Victor Technologies provides superior solutions for cutting, welding and gas control equipment under brand names that include Victor®, Tweco®, Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. For more information about Victor Technologies, its products and services, visit the Company’s web site at www.victortechnologies.com.

Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company's operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and other reports it files from time to time.

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Statements of Income
($'s in thousands)

	Three Months Ended		Three Months Ended
	September 30, 2012	% of Sales	September 30, 2011	% of Sales

Net sales	$121,111	100.0%	$124,854	100.0%
Cost of goods sold	77,716	64.2%	82,596	66.2%
Gross margin	43,395	35.8%	42,258	33.8%
Selling, general and administrative expenses	25,385	21.0%	25,030	20.0%
Amortization of intangibles	1,583	1.3%	1,583	1.3%
Restructuring	518	0.4%	2,431	1.9%
Operating income	15,909	13.1%	13,214	10.6%
Other expense:
Interest, net	(8,490)	(7.0)%	(6,106)	(4.9)%
Amortization of deferred financing costs	(618)	(0.5)%	(440)	(0.4)%
Income before income tax provision	6,801	5.6%	6,668	5.3%
Income tax provision	1,428	1.2%	1,102	0.9%
Net income	$5,373	4.4%	$5,566	4.5%

	Nine Months Ended		Nine Months Ended
	September 30, 2012	% of Sales	September 30, 2011	% of Sales

Net sales	$380,239	100.0%	$370,620	100.0%
Cost of goods sold	245,833	64.7%	247,342	66.7%
Gross margin	134,406	35.3%	123,278	33.3%
Selling, general and administrative expenses	79,286	20.9%	77,585	20.9%
Amortization of intangibles	4,750	1.2%	4,712	1.3%
Restructuring	2,177	0.6%	3,046	0.8%
Operating income	48,193	12.7%	37,935	10.2%
Other expense:
Interest, net	(23,673)	(6.2)%	(18,459)	(5.0)%
Amortization of deferred financing costs	(1,718)	(0.5)%	(1,261)	(0.3)%
Income before income tax provision	22,802	6.0%	18,215	4.9%
Income tax provision	6,231	1.6%	6,489	1.8%
Net income	$16,571	4.4%	$11,726	3.2%

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Balance Sheets
($'s in thousands)

	September 30, 2012	December 31, 2011
ASSETS

Cash and cash equivalents	$32,616	$20,856
Accounts receivable, net	76,100	68,570
Inventories	103,624	96,011
Prepaid expenses and other	12,678	11,972
Deferred tax assets	2,823	2,823
Total current assets	227,841	200,232
Property, plant and equipment, net	73,465	73,861
Goodwill	188,369	182,429
Intangibles, net	136,013	140,265
Deferred financing fees	16,118	13,416
Other assets	503	502
Total assets	$642,309	$610,705

LIABILITIES AND STOCKHOLDER'S EQUITY

Current maturities of other long-term obligations	$1,636	$1,715
Accounts payable	35,413	29,705
Accrued and other liabilities	41,149	43,560
Accrued interest	9,667	1,081
Income taxes payable	792	2,875
Deferred tax liabilities	3,584	3,584
Total current liabilities	92,241	82,520
Long-term obligations, less current maturities	358,417	263,607
Deferred tax liabilities	81,949	78,927
Other long-term liabilities	16,379	18,081
Total stockholder's equity	93,323	167,570
Total liabilities and stockholder's equity	$642,309	$610,705

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Statement of Cash Flows
($'s in thousands)

	Nine Months Ended
	September 30, 2012	September 30, 2011
Cash flows from operating activities:
Net income	$16,571	$11,726
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,343	17,255
Deferred income taxes	1,795	232
Stock compensation expense	653	413
Amortization of debt discount	386	—
Restructuring costs, net of payments	(854)	2,160
Changes in operating assets and liabilities:
Accounts receivable, net	(6,705)	(12,277)
Inventories	(6,670)	(21,244)
Prepaids	(247)	(3,673)
Accounts payable	6,130	7,835
Accrued interest	8,482	(2,249)
Accrued taxes	(2,169)	138
Accrued and other	(4,435)	2,842
Net cash provided by (used in) operating activities	28,280	3,158

Cash flows from investing activities:
Capital expenditures	(8,347)	(12,636)
Acquisition of businesses, net of cash acquired	(3,498)	—
Other	(498)	(449)
Net cash used in investing activities	(12,343)	(13,085)

Cash flows from financing activities:
Issuance of Senior Secured Notes due 2017	100,000	—
Senior Secured Notes discount	(5,200)	—
Dividend payment to Parent	(93,507)	—
Use of Trusteed Assets for redemption of Senior Subordinated Notes	—	183,685
Repayment of Senior Subordinated Notes	—	(176,095)
Repayments of other long-term obligations	(1,235)	(1,736)
Deferred financing fees	(4,421)	—
Other, net	(87)	(561)
Net cash provided by (used in) financing activities	(4,450)	5,293

Effect of exchange rate changes on cash and cash equivalents	273	(146)

Total decrease in cash and cash equivalents	11,760	(4,780)
Total cash and cash equivalents beginning of period	20,856	22,399
Total cash and cash equivalents end of period	$32,616	$17,619

Income taxes paid	$6,566	$6,183
Interest paid, including $8,688 for defeased Sr Subordinated Notes in 2011	$17,340	$22,009

VICTOR TECHNOLOGIES GROUP, INC.
Reconciliations of Net Income to EBITDA (1) and Adjusted EBITDA (1)
($'s in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

Net income	$5,373	$5,566	$16,571	$11,726
Plus:
Depreciation and amortization	5,055	5,014	15,343	17,255
Interest expense, net	8,490	6,106	23,673	18,459
Income tax provision	1,428	1,102	6,231	6,489
EBITDA (1)	$20,346	$17,788	$61,818	$53,929

LIFO method charge (credit) to cost of sales	(22)	600	58	2,100
Fair value purchase accounting adjustments to inventory	—	—	—	3,344
Restructuring and other severances	1,229	2,430	3,332	3,204
Irving Place Capital management fees and expenses	604	583	1,794	1,781
Stock compensation expense	275	155	653	413
Company name change expenses	407	—	1,151	—
Due diligence costs related to acquisition	266	—	266	—
Inventory write-off in conjunction with restructuring	—	1,200	—	1,200
Adjusted EBITDA (1)	$23,105	$22,756	$69,072	$65,971
% of Sales	19.1%	18.2%	18.2%	17.8%

Other Information:
Gross Margin, as reported	$43,395	$42,258	$134,406	$123,278
% of Sales	35.8%	33.8%	35.3%	33.3%
Plus:
LIFO method charge (credit) to cost of sales	(22)	600	58	2,100
Severance	908	—	908	—
Fair value purchase accounting adjustments to inventory	—	—	—	3,344
Inventory write-off in conjunction with restructuring	—	1,200	—	1,200
Adjusted Gross Margin (1)	$44,281	$44,058	$135,372	$129,922
% of Sales	36.6%	35.3%	35.6%	35.1%

(1) A non-GAAP measure